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                                Exhibit 23(b)
                         CONSENT OF KPMG PEAT MARWICK
                             INDEPENDENT AUDITORS



The Board of Directors
Peoples Financial Services, Inc.:

        We consent to the use of our report dated February 4, 1993, relating to the consolidated balance sheets of Peoples Financial Services, Inc. and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, which report is included herein, and to the reference to our firm under the heading "Experts" in the prospectus.


                                            /s/ KPMG Peat Marwick


Nashville, Tennessee
February 18, 1994